Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

VectivBio Holding AG

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, nominal value of CHF 0.05 per share	Rule 457(c) and (h)	6,760,000(2)	$7.26(3)	$49,077,600	0.0001102	$5,408.35
	Total Offering Amounts					$49,077,600		$5,408.35
	Total Fee Offsets							-
	Net Fee Due							$5,408.35

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover the registrant’s additional ordinary shares, nominal value CHF 0.05 (the “Ordinary Shares”) that become issuable under the registrant’s 2021 Equity Incentive Plan (the “2021 EIP”) by reason of any share dividend, share split, recapitalization or any other similar transaction that results in an increase in the number of the registrant’s outstanding Ordinary Shares. Any Ordinary Shares covered by an award granted under the 2021 EIP (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the 2021 EIP.

(2)	The amount registered represents Ordinary Shares reserved for future award grants under the 2021 EIP.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act and based upon the price of $7.26 per Ordinary Share, which was the average of the high and low prices of the Ordinary Shares as reported on The Nasdaq Global Market on January 24, 2023.